Exhibit 99.1

Aerkomm Inc. and Subsidiary of Shenzhen Tencent Computer System Co., Ltd.
Sign Strategic Partnership Agreement

Fremont, California, June 21, 2018 (PRNewswire) -- Aerkomm Inc. (OTCQX: AKOM) (“Aerkomm” or the “Company”) today announced that it has signed a strategic cooperation framework agreement with Guangdong Tengnan Internet Information Technology Co., Ltd. (“Guangdong Tengnan Internet”), a wholly owned subsidiary of Shenzhen Tencent Computer System Co., Ltd. (“Tencent”).

Pursuant to the terms of the framework agreement, Aerkomm and Tencent will cooperate to explore ways to incorporate Tencent’s platform product offerings such as WeChat Pay and QQ instant messaging into Aerkomm’s in-flight entertainment and connectivity systems. With the incorporation of Tencent technology, users of Aerkomm’s in-flight systems should be able to access, among other things, rapid mobile phone interconnection and effective in-flight Wi-Fi.

Jeffrey Wun, CEO of Aerkomm said, “The overall presentation of in-flight entertainment services can be enriched and a closed loop of user experience can be created based on a demand for Aerkomm’s products in combination with Tencent’s numerous technologically superior internet-based offerings.”

About Aerkomm Inc.

Aerkomm Inc. (OTCQX: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its airline partners and passengers for free, generating revenue through advertising and on-board transactions.

More information about Aerkomm is available at www.aerkomm.com.

About Guangdong Tengnan Internet

Guangdong Tengnan Internet was jointly established by Tencent, China’s largest internet company, and Nanfang Media Group, China’s most influential media group. It was officially launched in August 2011 and currently operates Tencent Cantonese Web, an internet platform for Guangdong Province. Depending on the 77 million QQ users in the Guangdong region, integrating the powerful editorial resources of the Nanfang Media Group, Tencent Cantonese Web provides news coverage, community living and shopping guides and other services covering both online and offline, PC and mobile device with content and service. Since its inception, Tencent Cantonese Web has developed over 100 million users in just 6 years.

About Shenzhen Tencent Computer System Co., Ltd.

Shenzhen Tencent Computer System Co., Ltd. (hereinafter referred to as “Tencent”) was established in November 1998. It is currently one of the leading integrated internet service providers in China and one of the internet companies with the most registered users in China. On June 16, 2004, Tencent’s parent company Tencent Holdings Ltd. was publicly listed on the main board of the Hong Kong Stock Exchange (stock code: 700).

As one of the largest Internet integrated service providers in China, Tencent is strategically aimed to connect everything. It boasts the strongest social product matrix in the entire network. In 2017, the combined monthly active accounts of Tencent WeChat and WeChat exceeded 1 billion. Tencent’s video traffic and paid subscribers grew rapidly. The company has become China’s leading video streaming platform, with more than 137 million active accounts in the fourth quarter. By the end of 2017, the number of orders was more than 56 million. Since 2015, Tencent has carried out many explorations and innovations in the areas of smart life, smart communities, and smart cities. Through its basic components such as cloud services, security, Internet of Things technology, and payment, Tencent has demonstrated its ability as a connector to effectively connect people with people, people with service, people with hardware as well as people with things.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC File No. 333-222208) on December 20, 2017, as declared effective on May 7, 2018. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Jeremy Roe, Managing Partner
Integra Consulting Group LLC
jeremy@integracg.net
+1 (925) 262-8305